UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 10, 2014

UNITED STATIONERS INC.

(Exact name of registrant as specified in its charter)

Delaware	0-10653	36-3141189
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Parkway North Blvd. Suite 100 Deerfield, Illinois	60015-2559
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (847) 627-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

On September 10, 2014, the Registrant’s wholly-owned subsidiary, United Stationers Supply Co. (“USSCO”), entered into a definitive equity purchase agreement (the “Purchase Agreement”) with Richard Bell, Lauren R. Bell, Alison R. Bell Keim, Andrew Keim, Chant Tobi, Donald R. Bernhardt, The Bell Family Trust for Lauren Bell, The Bell Family Trust for Alison (Bell) Keim, 6772731 Canada Inc., and Logistics Resource Group, L.P. Pursuant to the Purchase Agreement, USSCO agreed to acquire Liberty Bell Equipment Corporation, a United States wholesaler of automotive aftermarket tools and supplies doing business under the name MEDCO, and its affiliates including G2S Equipment de Fabrication et d’Entretien ULC (“G2S”), a Canadian wholesaler. The all cash purchase price is $130 million, subject to closing adjustments, with up to an additional $10 million to be paid over three years based on performance.

The Purchase Agreement contains customary representations, warranties and covenants. The Purchase Agreement also contains customary indemnification provisions pursuant to which the parties agree to indemnify each other for certain matters, including, among other things, breaches of representations, warranties and covenants in connection with the transaction.

The transaction is expected to be completed in the fourth quarter of 2014, subject to the satisfaction or waiver of customary closing conditions, including Hart-Scott-Rodino regulatory clearance and receipt of necessary consents and approvals.

Item 7.01	Regulation FD Disclosure.

On September 11, 2014, the Registrant issued a press release announcing the transaction. A copy of the press release is being furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1*	Press Release, dated September 11, 2014, announcing the transaction

*	— Included herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

UNITED STATIONERS INC.

Date: September 15, 2014	/s/Eric A. Blanchard
Senior Vice President, General Counsel and Secretary

UNITED STATIONERS INC.

EXHIBIT INDEX TO CURRENT REPORT ON FORM 8-K

DATED SEPTEMBER 10, 2014

Exhibit No.	Description	Method of Filing

99.1	Press Release, dated September 11, 2014, announcing the transaction	Filed Herewith